Exhibit 11.2

Consent of Independent Auditor

We consent to the use in this Regulation A Offering Circular on Form 1-A of Jamestown Atlanta Invest 1, LLC of our report dated January 4, 2019 relating to the financial statement of Jamestown Atlanta Invest 1, LLC as of August 31, 2018.

We also consent to the reference of our firm under the heading “Experts” in such Offering Circular on Form 1-A.

/s/ Moore, Colson & Company, P.C.

Atlanta, Georgia

January 4, 2019